EXHIBIT 20.1

April 29, 2024

CHASE PACKAGING ANNOUNCES EXPIRATION OF INDICATION OF INTEREST

Rumson, NJ: Chase Packaging Corporation (OTC: WHLT – “Chase”), a shell corporation announced that the non-binding indication of interest it had entered into with three related entities in the Tiny Homes industry, as announced in a news release dated February 14, 2024 has expired and will not be extended by the parties.

The Parties made extensive efforts to complete the proposed transaction. However, the proposed transaction could not be completed in a timeframe that met the parties’ mutual expectations.

Chase intends to keep an ongoing dialogue with the entities to potentially revisit a transaction at a later date. However, there can be no assurance that such a transaction will occur, and Chase will continue to explore other opportunities to optimize shareholder value.

About Chase Packaging Corporation:

Chase Packaging Corporation, a Delaware Corporation, previously manufactured, until 1999, woven paper mesh for industrial applications and polypropylene mesh fabric bags for agricultural use, and distributed agricultural packaging manufactured by other companies. Since then, management’s plans for the Company have included securing a merger or acquisition, raising additional capital, and other strategies designed to optimize shareholder value.

FORWARD-LOOKING STATEMENTS DISCLAIMER

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.  Any statements contained in this release that are not statements of historical fact may be forward-looking statements.  When we use the words “intends,” “estimates,” “predicts,” “potential,” “continues,” “anticipates,” “plans,” “expects,” “believes,” “should,” “could,” “may,” “will,” or the negative of these terms or other comparable terminology, we are identifying forward-looking statements.  Forward-looking statements involve risks and uncertainties which may cause our actual results, performance, or achievements to be materially different from those expressed or implied by forward-looking statements.  These factors include our capital needs and our ability to find a suitable merger partner wishing to go public or a suitable private company to create investment value for the Company.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

CONTACT:

Mark Neilson, Director

858-401-0640

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